SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 27, 2005

EAGLE HOSPITALITY PROPERTIES TRUST, INC.

(Exact name of registrant specified in its charter)

Maryland	001-32279	55-0862656
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 E. RiverCenter Blvd., Suite 480

Covington, KY 41011

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (859) 581-5900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information in this report set forth under Item 2.01 regarding the Purchase Agreement and Item 2.03 regarding the Bridge Loan is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On June 28, 2005, we acquired the Embassy Suites San Juan Hotel and Casino in Isla Verde Carolina, Puerto Rico, from E.S. Hotel Isla Verde, S.E. (the “Seller”) for $60 million in cash. Hilton Hotels Corporation will continue to manage the hotel. Featuring 299 well-appointed rooms, the hotel is located in one of the Caribbean’s fastest growing resort markets. In addition, Puerto Rico’s dynamic economy includes companies specializing in pharmaceuticals, finance, electronics, textiles and agriculture. The eight-story hotel features approximately 9,300 square feet of meeting space and a 200-seat Outback Steakhouse Restaurant. The hotel is also adjacent to a 6,000-square-foot casino operated by Hilton. The acquisition closed after the expiration of the due diligence period under an Agreement of Purchase and Sale originally dated April 28, 2005 between us and the Seller (collectively and as amended, the “Purchase Agreement”).

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Company funded the acquisition of the Embassy Suites San Juan Hotel and Casino with a portion of the net proceeds from the Company’s Series A preferred stock offering completed earlier this month and proceeds from a 90-day bridge loan (the “Bridge Loan”) secured by the Company’s recently acquired Hilton Glendale. The Bridge Loan, which was obtained on June 27, 2005 and funded by Key Bank Capital Markets, is in the amount of $53.1 million and bears interest at a current rate of 5.06%. The Company anticipates refinancing the Bridge Loan with a longer term debt instrument.

Item 9.01 Financial Statements and Exhibits.

Audited financial statements required by Rule 3-05 of Regulation S-X of the Securities Act of 1933 in connection with the acquisition of the Embassy Suites San Juan Hotel and Casino and pro forma financial information required by Article 11 of Regulation S-X will be filed within the time period required by Item 9.01 of Form 8-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EAGLE HOSPITALITY PROPERTIES TRUST, INC.

By:	/s/ Raymond D. Martz
Raymond D. Martz
Chief Financial Officer, Secretary and Treasurer

Dated: July 1, 2005

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